Exhibit 10.132

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), made and entered into as of the 2nd day of July, 2009, by and between Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), and Bird Capital Group, Inc., a Nevada corporation (“Consultant”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain Consultant to provide the services of Richard A. Bird (“Bird”) to render consulting and advisory services for the Company on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the premises, the respective covenants and commitments of the Company and Consultant set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant agree as follows:

1. Retention of Consultant; Services to be Performed. The Company hereby retains Consultant to provide the services of Bird to render such business consulting advisory services as the Company may reasonably request during the term of this Agreement in order to assist the Company in transitioning to a new executive management team. Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement. During the term of this Agreement, Consultant shall devote such time to the Company as may be reasonably required to transition Company matters to a new executive management team and to perform such other services as may be required by this Agreement, and shall assume and perform to the best of its ability such reasonable duties, consistent with the first sentence of this Section 1. During the term of this Agreement, Consultant shall report to George R. Cattermole.

2. Term and Termination. The term of this Agreement shall commence as of the close of business on the date of this Agreement and shall terminate no later than August 31, 2009, or earlier at the option of the Company. Upon the termination of this Agreement, neither party shall thereafter have any further rights, duties or obligations under this Agreement (except that the provisions of Sections 5, 6 and 7, and Consultant’s right to receive any unpaid consulting fees and expense reimbursements with respect to periods prior to the effective date of termination, shall survive any termination of this Agreement).

3. Compensation. As compensation in full for Consultant’s services hereunder, the Company shall pay to Consultant a monthly cash consulting fee in the amount of $20,000, pro rated to account for any partial month. The consulting fee shall be payable to Consultant in arrears on the last day of each month during the term of this Agreement.

4. Expenses. Consultant shall be reimbursed by the Company in accordance with the reasonable policies and procedures that are established from time to time by the Company for all reasonable and necessary out-of-pocket expenses that are incurred by Consultant in performing his duties under this Agreement, including, without limitation, reasonable travel expenses incurred by Consultant. The Company will purchase in advance required air travel tickets for Consultant to travel to and from Morrisville, North Carolina as required, and the Company will pay directly as incurred for hotel costs for Consultant while working in Morrisville or otherwise traveling for the Company in accordance with the reasonable policies and procedures that are established from time to time by the Company.

5. Indemnification. The Company agrees to indemnify and hold harmless Consultant and its officers, directors, employees, agents and affiliates (including, without limitation, Bird) (each of the foregoing, an “Indemnified Party”), from and against any and all losses, claims, suits, actions, judgments, damages, costs, liabilities, and reasonable expenses (including legal and other expenses reasonably incurred by any Indemnified Party in connection with investigating or defending against any such loss, claim, damage, or liability) (each a “Loss”) as and when incurred (including, without limitation, the advancement of expenses incurred by BCG or Bird in connection with defending against any Loss upon receipt of an undertaking by or on behalf of BCG or Bird to repay such amount unless it shall be ultimately determined that it or he is entitled to be indemnified by C&C against such expenses) arising out of or based upon (a) this Agreement, and/or (b) Consultant’s or Bird’s activities or services under this Agreement.

6. Return of All Assets of the Company. During the term of this Agreement, Consultant shall return to the Company all assets of the Company in the possession of Consultant, including any confidential or proprietary material.

7. Miscellaneous.

(a) Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

(b) Governing Law; Exclusive Venue. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NORTH CAROLINA AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE WITHOUT CONSIDERATION OF ANY CONFLICTS OF LAW PROVISIONS THEREOF. Each party to this Agreement (i) hereby irrevocably submits to the exclusive jurisdiction of any United States District Court sitting in North Carolina for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper, and (iii) hereby waives any and all rights it may have to a trial by jury with respect to any suit, action or proceeding based on, or arising out of, under, or in connection with, this Agreement.

(c) Entire Agreement. This Agreement evidences the entire understanding and agreement of the parties hereto relative to the consulting arrangement between Consultant and the

Company. This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the consulting arrangement between Consultant and the Company. This Agreement may only be amended by a written document signed by both Consultant and the Company.

(d) Severability. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ a valid, legal, nonvoid and enforceable alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(e) Notices. All notices hereunder shall be in writing and shall be delivered personally or sent by recognized overnight courier (such as Federal Express) for next business day delivery, postage prepaid, by certified U.S. Mail, return receipt requested and postage prepaid, or by facsimile with electronic confirmation of receipt, to the parties at the following addresses: to Consultant, 1330 Post Oak Boulevard, Suite 1600, Houston, Texas 77056, attn: Richard A. Bird, Telephone No. 713-302-3312, with a copy to Warren W. Garden, Esq., Block & Garden, LLP, Sterling Plaza, 5949 Sherry Lane, Suite 900, Dallas Texas 75225, Telephone No. 214-866-0993, Fax No. 214-866-0991; and to the Company, 20 South Hampshire Court, Wilmington, Delaware 19807, attn: George R. Cattermole, Fax No. 302-636-0559, with a copy to Womble Carlyle Sandridge & Rice, PLLC, One Wachovia Center, Suite 3500, 301 South College Street, Charlotte, North Carolina 28202-6037, attn: Cyrus M. Johnson, Jr., Fax No. 704-338-7809. A notice shall be deemed to be given only upon the confirmation of delivery by receipt by the party or refusal of acceptance of delivery. Any party may change the address to which notice is given by giving notice of such change of address in accordance herewith.

(f) Status of Consultant. In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an employee or agent of the Company. As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. Consultant shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Consultant under this Agreement.

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IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date set forth in the first paragraph.

CHARLES & COLVARD, LTD.

By:	/s/ George R. Cattermole
George R. Cattermole, Chairman

BIRD CAPITAL GROUP, INC.

By:	/s/ Richard A. Bird
Richard A. Bird, President